Exhibit 3.2

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	Entity # C32843-2003 Document Number: 20060378310-80

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	Date Filed: 6/14/2006 9:27:00 AM In the office of Dean Heller Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390) - After Issuance of Stock)

1. Name of corporation:

PRB Gas Transportation, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

First: The name of the corporation is changed to: PRB Energy, Inc.

Sixth: This section shall be deleted in its entirety and replaced to read as follows:

The Board of Directors of the corporation shall consist of no less than one (1) and no more than nine (9) persons who shall be elected at the annual meeting of the stockholders, and except as provided in Section 2 of this article, each director elected shall hold office until his successor is elected and qualified. The number of directors serving on the Board of Directors in any given year shall be determined by the stockholders at the annual meeting of the stockholders of the corporation. Directors need not be stockholders.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the * provisions of the articles of incorporation have voted in favor of the amendment is: a majority of the issued shares

4. Effective date of filing (optional):	(must not be later than 60 days after the certificate is filed)

5. Officer Signature (required):	/s/ Susan C. Wright, VP & Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS 78.385 Amend 2003 Revised on 08/2005

DEAN HELLER Secretary of State	STATE OF NEVADA	CHARLES E. MOORE Securities Administrator

RENEE L. PARKER Chief Deputy Secretary of State	[SEAL]	SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings

PAMELA RUCKEL Deputy Secretary for Southern Nevada	OFFICE OF THE SECRETARY OF STATE	ELLICK HSU Deputy Secretary for Elections

Certified Copy

June 14, 2006

Job Number:	C20060614-0695
Reference Number:	00000840180-71
Expedite: Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s) 20060378310-80	Description Amendment	Number of Pages 1 Pages/1 Copies

[SEAL]		Respectfully,

DEAN HELLER Secretary of State

By
Certification Clerk

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138